Exhibit 3.1

Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF OWNERSHIP, WHICH MERGES:

“AMESITE INC.”, A DELAWARE CORPORATION,

WITH AND INTO “AMESITE OPERATING COMPANY” UNDER THE NAME OF “AMESITE INC.”, A CORPORATION ORGANIZED AND EXISTING UNDER THE LAWS OF THE STATE OF DELAWARE, AS RECEIVED AND FILED IN THIS OFFICE ON THE EIGHTEENTH DAY OF SEPTEMBER, A.D. 2020, AT 3:39 O’CLOCK P.M.

6616018 8100M SR# 20207357607	Authentication: 203687910 Date: 09-18-20

You may verify this certificate online at corp.delaware.gov/authver.shtml

CERTIFICATE OF OWNERSHIP AND MERGER MERGING AMESITEINC. WITH AND INTO AMESITE OPERATING COMPANY	State of Delaware Secretary of State Division of Corporations Delivered 03:39 PM 09/18/2020 FILED 03:39 PM 09/18/2020 SR 20207357607 - File Number 6616018

Pursuant to Section 253 of the Delaware General Corporation Law (the “DGCL”), Amesite Inc. (the “Corporation”), a Delaware corporation, does hereby certify to the following information relating to the merger (the “Merger”) of the Corporation with and into Amesite Operating Company, a Delaware corporation (the “Subsidiary”), with the Subsidiary remaining as the surviving corporation:

1.  The Corporation owns all of the outstanding shares of each class of capital stock of the Subsidiary.

2.  The Board of Directors of the Corporation, by resolutions duly adopted by unanimous written consent on July 12, 2020 and attached hereto as Exhibit A, determined to merge the Corporation with and into the Subsidiary and to change the Subsidiary’s name to “Amesite Inc.” pursuant to Section 253 of the DGCL. Holders of a majority of each class of capital stock of the Corporation approved the Merger at a meeting held on August 4, 2020.

3.  The Subsidiary shall be the surviving corporation of the Merger.

4.  The Certificate of Incorporation attached hereto as Exhibit B, shall be the Certificate of Incorporation of the surviving corporation.

5.  This Certificate of Ownership and Merger and the Merger shall become effective upon the filing of such Certificate of Ownership and Merger with the Delaware Secretary of State.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Ownership and Merger to be signed by an authorized officer on the 18th of September, 2020.

AMESITE INC.

By	/s/ Ann Marie Sastry, Ph.D.
Name:	Ann Marie Sastry, Ph.D.
Title:	Chief Executive Officer

EXHIBIT A

BOARD RESOLUTIONS

WHEREAS, the Board deems it to be advisable and in the best interests of the Corporation to enter into that certain Agreement and Plan of Merger by and between the Corporation and Amesite Operating Company, a Delaware corporation and wholly-owned subsidiary of the Corporation (“Amesite OpCo”)，substantially in the form attached hereto as Exhibit A (the “Merger Agreement”)，pursuant to which the corporation will merge with and into Amesite OpCo, with Amesite OpCo as the surviving corporation (the “Merger”).

NOW, THEREFORE, BE IT:

RESOLVED, that the form, terms and provisions of the Merger Agreement, including all exhibits and schedules attached thereto, be, and hereby are, determined to be fair, advisable and in the best interest of the corporation and its stockholders; and that the Merger Agreement be, and hereby is, adopted and approved; and be it further

RESOLVED, that the Chief Executive Officer and any other officer of the corporation (each such person, an “Authorized Officer”) be, and each of them hereby is, authorized and empowered to execute and deliver the Merger Agreement, including all exhibits and schedules attached thereto, in the name and on behalf of the corporation with such additions, deletions or changes therein (including, without limitation, any additions, deletions or changes to any schedules or exhibits thereto) as the Authorized Officer executing the same shall approve (the execution and delivery thereof by any such Authorized Officer to be conclusive evidence of his or her approval of any such additions, deletions or changes); and be it further

RESOLVED, that the Corporation be, and hereby is, authorized and empowered to perform all of its obligations under the Merger Agreement, including but not limited to, the Merger; and be it further

RESOLVED, that holders of the common stock of the Corporation, par value $0.0001 per share, upon surrender of any certificates therefor, shall receive an equivalent number of shares of the common stock of the Surviving Corporation, par value $0.0001 per share; and be it further

RESOLVED, that the Authorized Officers be, and each of them hereby is, authorized and empowered to prepare, execute and file such governmental filings as may be necessary or required by law in connection with the Merger, including, but not limited to, the filing of the Certificate of Ownership and Merger with the Secretary of State of Delaware; and be it further

RESOLVED, that the Board hereby recommends that the stockholders approve and adopt the Merger Agreement.

EXHIBIT B

CERTIFICATE OF INCORPORATION
of
AMESITE INC.

ARTICLE I

The name of the corporation is Amesite Inc. (the “Corporation”).

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 850 New Burton Road, Suite 201, City of Dover, County of Kent 19904. The name of its registered agent at such address is Cogency Global Inc.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

A.  The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 100,000,000 shares of common stock, $0.0001 par value per share (“Common Stock”), and (ii) 5,000,000 shares of preferred stock, $0.0001 par value per share (“Preferred Stock”).

B.  The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Company (the “Board”) is hereby expressly authorized, by filing a certificate (“Certificate of Designation”) pursuant to the DGCL, to provide for the issue of any or all of the unissued and undesignated shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences and relative, participating, optional, or other rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issuance of such shares and as may be permitted by the DGCL. The Board of Directors is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Company entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Certificate of Designation filed with respect to any series of Preferred Stock.

Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Company for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (this “Certificate of Incorporation”) (including any Certificate of Designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together as a class with the holders of one or more other series of Preferred Stock, to vote thereon by law or pursuant to this Certificate of Incorporation (including any Certificate of Designation filed with respect to any series of Preferred Stock).

ARTICLE V

In furtherance and not in limitation of the powers conferred by the DGCL, subject to the rights of the holders of any series of Preferred Stock that may be designated from time to time, the Board is expressly authorized to adopt, amend or repeal the bylaws of the Corporation (the “Bylaws”), subject to the power of the stockholders of the Corporation to alter or repeal any Bylaws whether adopted by them or otherwise; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation (including any Certificate of Designation that may be filed from time to time), the affirmative vote of holders of not less than sixty-six and two-thirds percent (66 2/3%) of the votes of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, considered for purposes hereof as a single class, shall be required for the stockholders to adopt new Bylaws or to alter, amend or repeal the Bylaws.

ARTICLE VI

A.  The management of the business and the conduct of the affairs of the Corporation shall be vested in the Board. The number of directors which shall constitute the whole Board shall be fixed exclusively by one or more resolutions adopted from time to time by the Board.

B.  The directors shall be divided into three classes, designated as Class I, Class II and Class III, as nearly equal in number as possible. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board. At the first annual meeting of stockholders following the effectiveness of this Certificate of Incorporation (the “Qualifying Record Date”)，the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the Qualifying Record Date, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the Qualifying Record Date, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. Notwithstanding the foregoing provisions of this Article VLB., each director shall serve until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

C.  The Board or any individual director may be removed from office only for cause at a meeting of stockholders called for that purpose, by the affirmative vote of the holders of at least at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors, voting together as a single class.

D.  Any vacancies on the Board resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall, unless the Board determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, except as otherwise provided by law and or by this Certificate of Incorporation or any Certificate of Designation that may be filed with respect to a series of Preferred Stock, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

E. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

F. There shall be no cumulative voting in the election of directors.

ARTICLE VII

A.  Subject to the rights of the holders of any series of Preferred Stock or any other class of stock or series thereof having a preference over the Common Stock as to dividends or upon liquidation, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation. The taking of any action by written consent of the stockholders in lieu of a meeting of the stockholders is specifically denied.

B.  Special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, by the Secretary of the Corporation at the direction of the Board, pursuant to a resolution adopted by a majority of the entire Board, but such special meetings may not be called by any other person or persons.

C.  Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

ARTICLE VIII

A. To the fullest extent permitted by the DGCL, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended after approval by the stockholders of this Article VIII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

B. Any repeal or modification of the foregoing provisions of this Article VIII shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

ARTICLE IX

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws, or (d) any action asserting a claim that is governed by the internal affairs doctrine, in each such case subject to the Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein and the claim not being one which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery or for which the Court of Chancery does not have subject matter jurisdiction. Any person purchasing or otherwise acquiring any interest in any shares of the Corporation’s capital stock shall be deemed to have notice of, and to have consented to the provisions of this Article IX.

Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article IX.

ARTICLE X

Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Corporation required by law or by this Certificate of Incorporation or any Certificate of Designation that may be filed with respect to a series of Preferred Stock, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Articles VI, VII, VIII, IX and this Article X.

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